Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to Genelux Corporation 2022 Equity Incentive Plan and 2022 Employee Stock Purchase Plan, of our report dated March 19, 2026, (which report contains an explanatory paragraph describing conditions that raise substantial doubt about Genelux Corporation’s ability to continue as a going concern), relating to the financial statements of Genelux Corporation as of December 31, 2025 and 2024, which appear in Genelux Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the Securities and Exchange Commission.

/s/ Weinberg & Company, P.A.
Los Angeles, California
March 19, 2026